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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                  JUNE 30, 2002
                                   (UNAUDITED)

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                                                                 THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                          ---------------------------------------------------------------------
                                                          JUNE 30, 2002      JUNE 30, 2001     JUNE 30, 2002      JUNE 30, 2001
                                                          ---------------------------------------------------------------------
Net Income .........................................       $104,450,998      $ 78,219,145       $202,750,941      $156,646,203

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .........        160,577,644       159,391,536        160,444,876       159,300,171
Weighted Average Common Equivalent Shares ..........          1,910,217         1,781,142          1,888,623         1,669,741
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Weighted Average Common and Common Equivalent Shares        162,487,861       161,172,678        162,333,499       160,969,912
                                                          =====================================================================
Net Income per Common Equivalent Share - Basic .....       $       0.65      $       0.49       $       1.26      $       0.98
Net Income per Common Equivalent Share - Diluted ...       $       0.64      $       0.49       $       1.25      $       0.97
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